USFS FUNDS TRUST

CODE OF ETHICS (“TRUST CODE”)

Effective March 29, 2013

USFS Funds Trust (the “Trust”) on behalf of its series (each, a “Fund,” and collectively, the “Funds”) hereby adopts as its own the code of ethics of its investment adviser, Pennant Management, Inc. (the “Adviser”), as amended from time to time (the “Adviser Code”), with the following changes:

1.	Definitions.

(a)         “Access Person” means any Advisory Person of the Funds.  All of the Funds’ trustees and officers are presumed to be Access Persons of the Funds.

(b)         “Advisory Person” means (i) any trustee, officer or employee of the Funds or of any company in a control relationship to the Funds, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Reportable Securities by the Funds.

(c)         “Access Person” under the Trust Code shall not include any individual who is required to file reports under the Adviser Code.

(d)         Any trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (“disinterested trustee”), shall not be deemed to be an “Access Person” or “Supervised Person” as those terms are used in the Adviser Code, except for purposes of the following sections of the Adviser Code:  “Standards of Business Conduct,” “Prohibition Against Insider Trading” and “Rumor Mongering.”

(e)         The “Chief Compliance Officer” for purposes of the Trust Code shall be the Trust’s chief compliance officer, Scott M. Conger.

(f)         The term “Reportable Security” in connection with the reporting requirements of the disinterested trustees set forth below shall not include shares of the Funds, shares of other open-end mutual funds advised by the Adviser or a company in a control relationship with the Adviser, or those shares of open-end mutual funds otherwise affiliated with the Adviser.

2.	Reporting Requirements for Disinterested Trustees.

(a)         A disinterested trustee of the Funds need only report a transaction in a Reportable Security in a quarterly transaction report if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such Reportable Security was purchased or sold by a Fund or was being considered by a Fund or the Adviser for purchase or sale by the Fund.  The form of quarterly transaction report is set forth on Schedule C of the Adviser Code.  A disinterested trustee need not report any transactions effected for Reportable Securities held in any account over which the person has no direct or indirect influence or control.  Disinterested trustees are not subject to the requirements relating to Initial or Annual Holdings Reports or any of the other requirements set forth in the “Compliance Procedures” section of the Adviser Code, except for the quarterly transaction reports described above.  Disinterested trustees should complete and return a quarterly transaction report even when there are no transactions to report.

(b)         The Chief Compliance Officer or his designee will identify each “Access Person” who is under a duty to make reports under the Trust’s Code and will inform these persons of such duty.

3.	Administration of the Trust Code.

(a)         General Rule

The Trust must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Trust Code.

(b)         Written Report to Board of Trustees

No less frequently than annually, the Trust must furnish to its board of trustees, and the board of trustees must consider, a written report that:

(1)         Describes any issues arising under the Trust Code or procedures since the last report to the board of trustees, including, but not limited to, information about material violations of the Trust Code or procedures and sanctions imposed in response to the material violations; and

(2)         Certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating the Trust Code.

(c)         Sanctions.  A sanction, if any, to be imposed on a disinterested trustee may be imposed not by the Adviser but rather by a majority of the other, uninvolved trustees of the Trust.